Exhibit 21.01

SUBSIDIARIES OF XCEL ENERGY INC.

SUBSIDIARY(a)	STATE OF INCORPORATION	PURPOSE
Northern States Power Co. (a Minnesota corporation)	Minnesota	Electric and gas utility
Northern States Power Co. (a Wisconsin corporation)	Wisconsin	Electric and gas utility
Public Service Co. of Colorado	Colorado	Electric and gas utility
Southwestern Public Service Co.	New Mexico	Electric utility
WestGas InterState Inc.	Colorado	Natural gas transmission
Xcel Energy Wholesale Group Inc.	Minnesota	Holding company providing wholesale energy
Utility Engineering Corp.(b)	Texas	Engineering, design and construction
Xcel Energy Markets Holdings Inc.	Minnesota	Holding company providing energy marketing
Xcel Energy International Inc.	Delaware	Holding company with international holdings
Xcel Energy Ventures Inc.	Minnesota	Holding company to develop new businesses
Eloigne Co.	Minnesota	Owns and operates affordable housing units
Xcel Energy Retail Holdings Inc.	Minnesota	Holding company providing retail services
Xcel Energy Communications Group Inc.	Minnesota	Holding company providing telecommunications
Seren Innovations, Inc.(c)	Minnesota	Communications and data services
Xcel Energy WYCO Inc.	Minnesota	Holding company holding investment in WYCO
Xcel Energy O&M Services Inc.	Minnesota	Holding company
Xcel Energy Services Inc.	Minnesota	Holding company
Xcel Energy Foundation	Minnesota	Charitable foundation

(a)             Certain insignificant subsidiaries are omitted.

(b)            In April 2005, Xcel Energy sold Utility Engineering Corp.

(c)             In January 2006, Xcel Energy completed the sale of Seren Innovations.